Exhibit 99.1

CONTACT:	THOMAS COUGHLIN,
PRESIDENT & CEO
THOMAS KEATING, CFO
MICHAEL LESLER, COO
(201) 823-0700

BCB Bancorp, Inc. Reports Third Quarter 2020 Net Income of $8.3 Million

Strong Results for Loan Deferrals and Net Interest Margin

BAYONNE, N.J., October 21, 2020 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $8.3 million for the third quarter of 2020, compared to $2.7 million for the second quarter of 2020, and $5.2 million for the third quarter of 2019. Earnings per diluted share for the third quarter of 2020 were $0.47, compared to $0.14 in the preceding quarter and $0.30 in the third quarter of 2019. For the first nine months of the year, net income was $13.6 million, or $0.73 per diluted common share, compared with $15.9 million, or $0.91 per diluted common share, for the first nine months of 2019.

“Financial results for the third quarter improved substantially compared to both the prior quarter and prior year’s third quarter, reflecting strong earnings growth and improved operating efficiencies. Those operating efficiencies, and management’s efforts to delever its balance sheet, yielded significant growth in net interest margin of 53 basis points for the third quarter of 2020 as compared to the second quarter of 2020. Our successful deployment of cash, as well as tightly managing the cost of funds, has yielded desired results, and positions us well moving forward,” stated Thomas Coughlin, President and Chief Executive Officer.

“The strong earnings growth recognized this quarter included the execution of three initiatives the Company undertook; the sale-leaseback of one of its properties, the purchase of $60 million in bank-owned life insurance (“BOLI”), and the redemption of its Series C 6% and Series F 6% preferred stock. During the quarter, we recognized a gain of approximately $4.4 million related to the sale-leaseback project and approximately $385,000 in income from the investment in BOLI. The investment in BOLI provides a new form of non-interest income, that is nontaxable, and helps to diversify our revenue streams. We called all outstanding Series C 6% and Series F 6% preferred stock and replaced the majority of it with Series H 3.5% preferred stock, effectively reducing our cost of preferred dividends overall, while remaining well-capitalized.

“Third quarter results were affected by an increase to the loan loss provision as a result of the COVID-19 pandemic on the economy, as well as the low interest rate environment. We evaluated factors related to the COVID-19 pandemic and its impact on our New Jersey and New York markets. We recorded $2.7 million to our provision for loan losses in the third quarter, bringing our total reserves to $31.8 million. We believe this reserve level is adequate to cover potential future loan losses from the pandemic.

“Due to the positive trends within our loan portfolio, and the commitment of our staff, we have reduced the total percentage of loan deferrals from over 30% of our loan portfolio during the second quarter of 2020 to less than 1% at October 16, 2020,” said Coughlin. “At the onset of the COVID-19 pandemic, we worked closely with our customers to ensure they had the financial support they needed to continue operating, given the unprecedented nature of the pandemic. The return to normal payment status highlights both the Bank’s conservative underwriting process as well as our strong customer base. For the remaining 11 loans that are currently in deferment, totaling approximately $5.2 million, we have determined that no specific reserve is necessary at this time.

“To help service the needs of our business customers, we continued to offer Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans until the program was completed on August 8, 2020. As of September 30, 2020, we had helped approximately 1,100 customers receive $129 million in PPP funding. We are now starting to process applications for PPP loan forgiveness for our customers. Unearned PPP loan fees, net of unearned PPP costs, are $2.4 million. We expect the timing of the loan forgiveness to benefit fourth quarter 2020 and first quarter 2021 operating results,” Coughlin concluded.

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

Executive Summary

•	Net Interest Margin was 2.98 percent for the third quarter of 2020, compared to 2.45 percent for the second quarter of 2020, and 3.06 percent for the third quarter of 2019.

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Total yield on interest-earning assets increased 35 basis points to 4.06 percent for the third quarter of 2020, compared to 3.71 percent for the second quarter of 2020 and decreased 57 basis points from 4.63 percent for the third quarter of 2019.

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Total cost of interest-bearing liabilities decreased 20 basis points to 1.35 percent for the third quarter of 2020, compared to 1.55 percent for the second quarter of 2020 and decreased 52 basis points from 1.87 percent for the third quarter of 2019.

•	Net income was $8.3 million in the third quarter of 2020, compared to $2.7 million in the prior quarter and $5.2 million in the third quarter a year ago.

•	Earnings per diluted share were $0.47 in the third quarter of 2020, compared to $0.14 in the prior quarter and $0.30 in the third quarter of 2019.

•	Loans receivable, net of allowance for loan losses, increased by 6.1 percent, to $2.392 billion at September 30, 2020, from $2.254 billion a year earlier.

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The provision for loan losses increased by $1.8 million, to $2.7 million for the third quarter of 2020, from $900,000 for the third quarter of 2019, primarily due to factors related to the COVID-19 pandemic.

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Allowance for loan losses as a percentage of non-accrual loans was 444.1 percent at September 30, 2020, compared to 486.6 percent at September 30, 2019, as total non-accrual loans increased to $7.2 million as compared to $5.1 million at September 30, 2019.

•	Total deposits were $2.273 billion at September 30, 2020 from $2.263 billion a year ago.

•	The Company purchased $60.0 million of BOLI during the third quarter of 2020.

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The Company redeemed $10.5 million of its preferred stock during the third quarter of 2020, which included the Company’s Series C 6% and Series F 6% preferred stock and issued $9.0 million of Series H 3.5% preferred stock.

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On October 14, 2020 the Company’s Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend will be payable November 20, 2020, to common shareholders of record on November 6, 2020.

Balance Sheet Review

Total assets decreased by $144.6 million, or 4.8 percent, to $2.842 billion at September 30, 2020, from $2.987 billion at June 30, 2020, and increased by $16.8 million, or 0.6 percent, from $2.825 billion at September 30, 2019. The decrease in total assets in the current quarter was mainly related to decreases in total cash and cash equivalents, partly offset by increases in loans receivable and a purchase of $60.0 million of BOLI.

Loans receivable, net, increased by $48.4 million, or 2.1 percent, to $2.392 billion at September 30, 2020 from $2.344 billion at June 30, 2020, and increased by $138.3 million, or 6.1 percent compared to $2.254 billion at September 30, 2019. A substantial portion of the 12-month increase in loans occurred in the first nine months of 2020 and included $48.4 million of purchased loans and $129.0 million from the Company’s participation in the federal PPP loan program. Total loan increases for the first nine months of 2020 included $133.6 million in commercial business loans, which included PPP loans, $70.7 million in commercial real estate and multi-family loans, $29.8 million in construction loans, and $88,000 in consumer loans, partly offset by decreases of $6.6 million in residential one-to-four family loans and $3.7 million in home equity loans.

Total investment securities decreased by $6.1 million, or 4.3 percent, to $134.1 million at September 30, 2020, from $140.2 million at June 30, 2020, and increased $30.1 million, or 28.9 percent, compared to $104.1 million at September 30, 2019.

Total deposits decreased by $168.9 million, or 6.9 percent, to $2.273 billion at September 30, 2020, from $2.442 billion at June 30, 2020, and increased by $9.9 million, or 0.4 percent, from $2.263 billion at September 30, 2019. The decrease in deposits in the current quarter mainly related to the maturity of certain high-rate, promotional certificate of deposit accounts in the third quarter. Some of these matured deposits went into other forms of deposits while others were withdrawn from the Bank.

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

Debt obligations decreased by $16.0 million, or 5.1 percent, to $296.6 million at September 30, 2020 from $312.6 million at September 30, 2019. The weighted average interest rate of FHLB advances was 1.99 percent at September 30, 2020 and 2.15 percent at September 30, 2019. During the three months ended September 30, 2020, the Company opted to extinguish a $15.0 million FHLB advance which held a rate of 2.68% and was set to mature in June, 2021. The effect of the extinguishment of the debt reduced the weighted average cost of FHLB borrowings by approximately four basis points on an annualized basis. The related non-recurring expense for the extinguishment of this debt is included in noninterest expense.

Stockholders’ equity increased by $1.7 million, or 0.7 percent, to $242.7 million at September 30, 2020, from $241.0 million three months earlier, and increased $19.0 million, or 8.5 percent, from $223.7 million a year ago. The increase in stockholders’ equity over the prior year included the issuance of $12.5 million of common stock in December, 2019 and an increase in retained earnings of $7.8 million, representing earnings net of dividends paid. Additional paid-in-capital for preferred stock decreased by $4.5 million to $23.5 million at September 30, 2020, from $28.0 million at June 30, 2020, and decreased $1.5 million compared to $25.0 million at September 30, 2019, primarily related to the redemption of $10.5 million of the Company’s then-outstanding preferred stock, which included the Company’s Series C 6% and Series F 6% preferred stock, partly offset by the issuance of $9.0 million of Series H 3.5% preferred stock. Accumulated other comprehensive income increased $3.1 million over the prior year, based upon favorable market conditions. Treasury stock was $26.9 million at September 30, 2020, which was unchanged compared to June 30, 2020, and increased $4.9 million from $22.0 million at September 30, 2019, related to the repurchase of Company common shares.

Third Quarter 2020 Income Statement Review

Net interest income increased by $130,000, or 0.6 percent, to $20.9 million for the three months ended September 30, 2020 from $20.8 million for the three months ended September 30, 2019. The increase in net interest income resulted primarily from a decrease in interest expense related to a decrease in the average rate on interest-bearing liabilities of 52 basis points to 1.35 percent for the three months ended September 30, 2020 from 1.87 percent for the three months ended September 30, 2019, as well as a decrease in the average balance of interest-bearing liabilities of $18.0 million, or 0.8 percent, to $2.247 billion for the three months ended September 30, 2020 from $2.265 billion for the three months ended September 30, 2019. Interest income was $2.9 million lower than the prior year, related to a decrease in the average yield on interest-earning assets of 57 basis points to 4.06 percent for the three months ended September 30, 2020 from 4.63 percent for the three months ended September 30, 2019, partly offset by an increase in the average balance of interest-earning assets of $97.0 million, or 3.6 percent, to $2.807 billion for the three months ended September 30, 2020 from $2.710 billion for the three months ended September 30, 2019. The lower rates for interest income and interest expense were driven by the reduction of the federal funds rate by 175 basis points from October, 2019 through September, 2020. Interest income on loans for the three months ended September 30, 2020 included $230,000 of amortization of purchase credit fair value adjustments. The fair value adjustments relate to the 2018 acquisition of IA Bancorp, Inc. (“IAB”), which added approximately three basis points to the average yield on interest earning assets. Interest income on loans also included $360,000 of net deferred fees related to the Bank’s PPP loans.

Net interest margin was 2.98 percent for the third quarter of 2020, compared to 2.45 percent for the second quarter of 2020 and 3.06 percent for the third quarter of 2019. The significant improvement in net interest margin over the prior quarter was the result of the effective deployment of cash and aligning our cost of funds with the market. The Company increased its average yield on total interest-earning assets by 35 basis points to 4.06 percent for the third quarter of 2020 compared to 3.71 percent for the second quarter of 2020, highlighting the successful deployment of cash during the quarter into loan originations and the purchases of investment securities. The Company decreased its average cost of total interest-bearing liabilities by 20 basis points to 1.35 percent for the third quarter of 2020 compared to 1.55 percent for the second quarter of 2020. The decrease in total interest-bearing liabilities included a decrease in the average cost of total deposit liabilities of 23 basis points to 1.18 percent for the third quarter of 2020 compared to 1.41 percent for the second quarter of 2020. The decrease in the net interest margin compared to the third quarter of 2019 was the result of the current volatile financial markets attributable to the COVID-19 pandemic and the low interest rate environment. The Company’s average yield on interest-earning assets decreased by 57 basis points to 4.06 percent for the third quarter of 2020 compared to 4.63 percent for the third quarter of 2019, highlighting the impact market volatility surrounding the pandemic has had on rates. Management has been proactive in managing its cost of funds and decreased the average cost on total interest-costing liabilities by 52 basis points to 1.35 percent for the third quarter of 2020 compared to 1.87 percent for the third quarter of 2019.

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

“The net interest margin expanded compared to the immediate prior quarter due to an increase in the average yield on our assets and a decrease in the average cost of our liabilities. This shift in our balance sheet underscores management’s efforts to delever by way of decreasing higher-costing liabilities, namely certain borrowings and promotional and maturing certificates of deposit, and deploying our high cash balances into higher-yielding loans, securities and BOLI,” said Coughlin.

Total noninterest income increased by $5.6 million, or 402.9 percent, to $7.0 million for the third quarter of 2020 from $1.4 million for the third quarter of 2019. The increase in total noninterest income was mainly related to a gain on sale of premises of $4.4 million, an increase in the unrealized gain on equity securities of $823,000 and BOLI income of $385,000. The gain on sale of premises relates to the completion of a sale/leaseback of certain offices that the Company sold to a private investor group in September, 2020. The unrealized gains or losses on equity securities are based on market conditions. The increase in BOLI income relates to an initial purchase of $60.0 million BOLI product in the third quarter of 2020.

Total noninterest expense decreased by $310,000, or 2.3 percent, to $13.3 million for the third quarter of 2020, from $13.6 million for the third quarter of 2019. Salaries and employee benefits expense decreased by $909,000, or 12.5 percent, to $6.4 million for the third quarter of 2020, from $7.3 million for the third quarter of 2019, reflecting fewer full-time equivalent employees and $200,000 of costs deferred for PPP loans, partly offset by normal compensation increases. Occupancy and equipment expense increased by $349,000, or 13.2 percent, to $3.0 million for the third quarter of 2020 from $2.6 million for the third quarter of 2019, largely related to costs incurred for a new branch, which opened in July 2020, as well as the opening of two de novo branches and the relocation of one of our existing branches during 2019. Data processing and service fees increased by $161,000, or 20.7 percent, to $937,000 for the third quarter of 2020 from $776,000 for the third quarter of 2019. The increase was largely attributable to additional branches and system applications. Regulatory assessments increased by $402,000 to $311,000, for the third quarter of 2020, from a credit of $91,000 for the third quarter of 2019. The increase was primarily due to the receipt of an FDIC Small Bank Assessment Credit in the third quarter of 2019, and increases in the FDIC assessment rate and assessment base. Other noninterest expense decreased by $790,000, or 34.8 percent, to $1.5 million for the three months ended September 30, 2020 from $2.3 million for the three months ended September 30, 2019. Other noninterest expense consisted of loan expense, business development, office supplies, correspondent bank fees, telephone and communication and miscellaneous fees and expenses. The decrease in the current period was primarily related to a reduction of business development and loan-related expenses, largely attributable to the current pandemic condition.

The income tax provision increased by $1.1 million, or 46.9 percent, to $3.5 million for the third quarter of 2020 from $2.4 million for the third quarter of 2019. The increase in the income tax provision was a result of higher taxable income for the third quarter of 2020 as compared with that same period for 2019. The consolidated effective tax rate for the third quarter of 2020 was 29.4 percent compared to 31.1 percent for the third quarter of 2019. The lower rate in the current period related primarily to non-taxable BOLI income and lower non-deductible costs in the current year period.

Year-to-Date Income Statement Review

Net interest income decreased by $4.9 million, or 7.8 percent, to $57.7 million for the first nine months of 2020, from $62.6 million for the first nine months of 2019. The decrease in net interest income resulted primarily from a decrease in the average yield on interest-earning assets of 70 basis points to 3.94 percent for the first nine months of 2020, compared to 4.64 percent for the first nine months of 2019, partly offset by an increase in the average balance of interest-earning assets of $223.1 million, or 8.4 percent, to $2.882 billion, for the first nine months of 2020, from $2.659 billion for the first nine months of 2019. Interest income on loans receivable decreased by $5.7 million, or 6.6 percent, to $80.1 million, for the first nine months of 2020, from $85.8 million for the first nine months of 2019. The decrease was primarily attributable to a decrease in the average yield on loans of 26 basis points to 4.67 percent for the first nine months of 2020, from 4.93 percent for the first nine months of 2019, as well as a decrease in the average balance of loans receivable of $32.2 million, or 1.4 percent, to $2.286 billion for the first nine months of 2020 from $2.318 billion for the first nine months of 2019. Interest income on loans also included $967,000 of amortization of purchase credit fair value adjustments. The fair value adjustments relate to the 2018 acquisition of IAB for the nine months ended September 30, 2020, which added approximately four basis points to the average yield on interest earning assets. Interest income on loans also included $630,000 of net deferred fees

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

related to the Bank’s PPP loans. Interest expense decreased related to a decrease in the average rate on interest-bearing liabilities of 24 basis points to 1.56 percent for the nine months ended September 30, 2020 from 1.80 percent for the nine months ended September 30, 2019, partly offset by an increase in the average balance of interest-bearing liabilities of $116.6 million, or 5.2 percent, to $2.339 billion for the nine months ended September 30, 2020 from $2.223 billion for the nine months ended September 30, 2019. The lower rates for interest income and interest expense were driven by the reduction of the federal funds rate by 175 basis points from October, 2019 through September, 2020.

Net interest margin was 2.67 percent for the first nine months of 2020 and 3.14 percent for the first nine months of 2019. The Company’s average yield on total interest-earning assets decreased by 70 basis points to 3.94 percent for the first nine months of 2020 compared to 4.64 percent for the first nine months of 2019, highlighting the impact market volatility surrounding the pandemic has had on rates. The Company decreased its average cost of total interest-bearing liabilities by 24 basis points to 1.56 percent for the first nine months of 2020 compared to 1.80 percent for the first nine months of 2019. The decrease in the cost of total interest-bearing liabilities included a decrease in the average cost of total deposit liabilities of 25 basis points to 1.42 percent for the first nine months of 2020 compared to 1.67 percent for the first nine months of 2019.

Total noninterest income increased by $4.4 million, or 100.1 percent, to $8.8 million for the first nine months of 2020, from $4.4 million for the first nine months of 2019. The increase in total noninterest income was mainly related to a gain on sale of premises of $4.4 million, an increase in the unrealized gain of equity securities of $560,000, BOLI income of $385,000 and an increase in other noninterest income of $248,000, partly offset by a decrease of $552,000 in gains on the sale of loans and a decrease in fees and service charges of $402,000. The gain on sale of premises relates to the completion of a sale/leaseback of certain offices that the Company sold to a private investor group in September, 2020. The unrealized gains or losses on equity securities are based on market conditions. The BOLI income relates to an initial purchase of $60.0 million in BOLI in the third quarter of 2020. The increase in other noninterest income related primarily to the reversal of certain liabilities previously recorded for IAB acquired loans that paid off in the first nine months of 2020. The lower level of loan sales was attributable to the curtailment of loan growth, while the decline in fees and service charges related in part to the pandemic condition as well as lower servicing fee income resulting from fewer loan sales.

Total noninterest expense decreased by $1.7 million, or 4.0 percent, to $39.7 million, for the first nine months of 2020, from $41.4 million for the first nine months of 2019. Salaries and employee benefits expense decreased by $1.7 million, or 7.9 percent, to $19.5 million for the first nine months of 2020, from $21.2 million for the first nine months of 2019, primarily related to $1.3 million of costs deferred for PPP loans and fewer full-time equivalent employees, partly offset by normal compensation increases. The costs deferred represent current period salaries and benefit costs associated with direct PPP loan origination costs, which are amortized over the life of the loan. The number of full-time equivalent employees for the first nine months of 2020 was 338, as compared with 359 for the like period in 2019. Occupancy and equipment expense increased by $804,000, or 10.1 percent, to $8.7 million for the nine months ended September 30, 2020 from $7.9 million for the nine months ended September 30, 2019, largely related to costs incurred for a new branch which opened in July 2020, as well as the opening of two branches and the relocation of one of our existing branches during 2019. Data processing and service fees increased by $598,000, or 26.8 percent, to $2.8 million for the nine months ended September 30, 2020 from $2.2 million for the nine months ended September 30, 2019, largely attributable to additional branches and system applications. Other noninterest expense decreased by $1.8 million, or 26.7 percent, to $4.8 million for the nine months ended September 30, 2020 from $6.6 million for the nine months ended September 30, 2019. Other noninterest expense consisted of loan expense, business development, office supplies, correspondent bank fees, telephone and communication and miscellaneous fees and expenses. The decrease in the current period was primarily related to a reduction of business development and loan-related expenses, largely attributable to the current pandemic condition.

The income tax provision decreased by $1.5 million, or 20.5 percent, to $5.7 million, for the first nine months of 2020, from $7.2 million for the first nine months of 2019. The decrease in the income tax provision was a result of lower taxable income for the first nine months of 2020 as compared to that same period for 2019. The consolidated effective tax rate for the first nine months of 2020 was 29.5 percent compared to 30.9 percent for the first nine months of 2019. The lower rate in the current period related primarily to non-taxable BOLI income and lower non-deductible costs in the current year period.

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

Asset Quality

During the third quarter of 2020, the Company recognized $192,000 in net recoveries, compared to $2,000 in net recoveries for the third quarter of 2019, and $8,000 in net recoveries during the second quarter of 2020.

The COVID-19 pandemic has caused disruption to the global economy, but the extent and duration of the disruption is uncertain at this time. Management will continue to monitor any activity for loan deferment requests and delinquencies on a regular basis.

The provision for loan losses increased by $1.8 million, to $2.7 million, for the third quarter of 2020, from $900,000 for the third quarter of 2019, primarily due to COVID-19 related factors. In the second quarter of 2020, the provision for loan losses was $3.3 million. The provision for loan losses increased by $5.0 million to $7.5 million for the first nine months of 2020, from $2.5 million for the first nine months of 2019. The Bank had non-accrual loans totaling $7.2 million, or 0.29 percent, of gross loans at September 30, 2020, as compared to $5.1 million, or 0.22 percent, of gross loans at September 30, 2019.

Performing troubled debt restructured (“TDR”) loans that were not included in nonaccrual loans at September 30, 2020, were $16.4 million, compared to $16.5 million at September 30, 2019. Borrowers who are in financial difficulty and who have been granted concessions (excluding COVID-19 modifications) that may include interest rate reductions, term extensions, or payment alterations are categorized as TDR loans.

The allowance for loan losses was $31.8 million, or 1.31 percent of gross loans at September 30, 2020, and $24.7 million, or 1.08 percent of gross loans at September 30, 2019. The allowance for loan losses was 444.1 percent of non-accrual loans at September 30, 2020 and 486.6 percent of non-accrual loans at September 30, 2019.

COVID-19 Response

With the global outbreak of COVID-19, the Company remains focused on protecting the health and wellbeing of its employees and the communities in which it operates while assuring the continuity of its business operations.

The Company activated its dedicated pandemic team that proactively implemented its business continuity plans and has taken a variety of measures to ensure the ongoing availability of services, while taking health and safety measures, including enhanced cleaning and hygiene protocols in all of its facilities and remote work policies, where possible. To date, as a result of these business continuity measures, the Company has not experienced significant disruptions in its operations.

“We believe we have sufficient liquidity on hand to continue business operations during this volatile period,” said Coughlin. As of September 30, 2020, the Company had over $160 million of cash on hand and available wholesale borrowing capacity of over $700 million.

•	Operational Initiatives

•	The pandemic response team meets on a biweekly basis and actively monitors guidance released by regulators, and banking associations.

•	In-person meetings are closely managed and are held on an as needed basis only.

•	Some employees are working remotely, temporarily relocated or are working alternate days to increase social distancing.

•	Barriers have been installed in branches and back offices to provide protection.

•	Branch and operational offices are cleaned and sanitized weekly. This practice will continue until further notice. Employees have access to masks, gloves and disinfectant.

•	Masks are required for entry and social distancing is strictly enforced.

•	Management provides updates to employees on a regular basis.

•	The Call Center is open seven days a week to assist with customer inquiries.

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

•	Allowance for Loan Losses (“ALLL”)

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Although several of the Company’s asset quality metrics have not been adversely affected in a significant manner during the first nine months of 2020, management determined it is prudent to increase its loan loss reserves through the addition of $2.7 million and $7.5 million in loan loss provisions for the three and nine-month periods ended September 30, 2020, respectively, due primarily to the economic downturn as a result of the COVID-19 pandemic. This compares to $900,000 and $2.5 million in loan loss provisions for the three and nine-month periods ended September 30, 2019, respectively. The loan loss reserve to total loans ratio was 1.31 percent at September 30, 2020, compared to 1.08 percent at September 30, 2019. The increased reserve includes provisions taken in response to changes in risks associated with loan classification assignments and a declining economy in New Jersey and New York.

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The Bank considered qualitative factors, such as changes in underwriting policies, current economic conditions, delinquency statistics, the adequacy of the underlying collateral and the financial strength of borrowers in arriving at its loan loss provision. All of these factors are likely to be affected by the COVID-19 pandemic. Individual deferred loans were stress tested to assess potential credit risks. The impact of COVID-19 is likely to be felt over the next several quarters. Adjustments to the ALLL may be required as the full impact of COVID-19 on the borrowers’ capacity to make payments and the value of the underlying collateral becomes known.

•	Loan Deferments

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The Bank, like other financial institutions, has received a significant number of requests to defer principal and/or interest payments, and has agreed to such deferrals or is in the process of doing so on a case by case basis. The banking regulatory agencies, through an Interagency Statement dated April 7, 2020, are encouraging financial institutions to work prudently with borrowers who request loan modifications or deferrals as a result of COVID-19.

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The Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was signed into law on March 27, 2020, and provided over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. Under Section 4013 of the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 modifications. A financial institution can then suspend the requirements under GAAP for loan modifications related to COVID-19 that would otherwise be categorized as a TDR, and suspend any determination of a loan modified as a result of COVID-19 as being a TDR, including the requirement to determine impairment for accounting purposes. These loans are accruing interest and the Bank is considering the loans within the overall allowance for loan loss analysis.

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The Bank began receiving requests for loan deferments on March 13, 2020. The forbearance period provided by the Bank is generally three months with the Bank retaining the sole option to extend the forbearance period for an additional three months. Payments received upon the expiration of the forbearance period will first be applied to interest accrued, then towards escrow advances, and any remaining amount towards principal.

The following is a summary of deferment requests by loan type as of September 30, 2020 and October 16, 2020 (dollars in thousands):

	Portfolio Balance as of 9/30/20			Portfolio Balance as of 10/16/20
	Number of Loans	Balance	Weighted Average Interest Rate	Number of Loans	Balance	Weighted Average Interest Rate
Residential 1-4 Family	2	$789	5.0	—	—	—
Commercial and Multi-Family	45	$54,708	4.5	10	$4,023	4.7
Construction	—	—	—	—	—	—
Commercial Business	9	$3,856	5.6	1	$1,149	6.0
Home Equity	2	299	5.1	—	—	—

Total	58	$59,652	4.6	11	$5,172	5.0

Loan deferments peaked at $730.1 million in mid-June 2020. The Bank has worked diligently with its customers by reaching out to them as the end of the three-month deferral term was approaching, and to understand the need for any prudent requests of an extension of the deferral period. The Bank has been encouraged with the results, as we have experienced a 99% decline in loan deferment balances through October 16, 2020 since the peak in mid June.

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

Loan Deferment maturities for the remainder of the year are as follows (in thousands):

	October	November	December	January 2021	Total
1st Deferment	$—	$—	$1,432	$495	$1,927
2nd Deferment	—	—	2,155	1,090	3,245

Total Deferments	$—	$—	$3,587	1,585	$5,172

Management continues to perform detail stress testing of loan deferments related to various loan to value and cash flow scenarios. The specific ALLL reserves allocated to these stress tests are deemed to be adequate and will continue to be analyzed as the economic conditions progress.

•	Paycheck Protection Program (PPP)

•	As a qualified SBA lender, the Bank was automatically authorized to originate PPP loans.

•	Through September 30, 2020, the Bank had closed and funded approximately $129 million for almost 1,100 PPP loans.

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The Company had received approximately $4.7 million of processing fees from the SBA through September 30, 2020. These fees, net of direct costs relating to the origination of these loans, have been deferred and are being amortized over the life of the loans. The amount of net deferred fees recorded to interest income through September 30, 2020 was approximately $640,000. The Company anticipates recognizing $375,000 of net deferred fee income in the fourth quarter of 2020, excluding any amounts resulting from loan forgiveness.

•	Main Street lending Program

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The Main Street Lending Program is a program announced on April 9, 2020, under which the Federal Reserve will purchase loans that banks give to small and mid-sized businesses. The Federal Reserve will purchase 95% of each loan.

•

The program is designed to keep credit flowing to small and mid-sized businesses that were in good financial standing before the onset of the COVID-19 crisis, but which are now under extreme stress due to stay-at-home and business closure orders from state and local governments. The Bank has been approved as an eligible lender, and has received inquiries since the program became operational on July 8, 2020.

•	Industry Exposure

•

The Company has identified various industries that may be particularly adversely impacted by the COVID-19 pandemic. Though the hotspots may change through the progression of the pandemic, the following sectors are currently being disproportionately impacted: Strip Retail, Hospitality/Hotels, Golf Courses and Banquet Halls, Restaurants and Retail.

The following table summarizes the Bank’s portfolio and deferment balances for these industries, as a percent of the total loan portfolio, at September 30, 2020. At October16, 2020, the Bank only had $400,000 in deferment balances for these industries.

Description	Portfolio Balance ($000s)	Percentage of Loan Portfolio	Deferment Balance ($000s)	Percentage of Loan Portfolio
Strip Retail	$119,505	5%	$10,649	<1%
Hospitality/Hotel	66,390	3	1,937	<1
Golf Courses and Banquet Halls	45,646	2	11,121	<1
Restaurant (standalone)	36,226	1	234	<1
Retail (one-to-three units)	66,778	3	401	<1

	$334,545	15%	$24,342	1%

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

•	IT Changes

•

To protect the well-being of our staff and customers, the Company has set up resources for some employees to work from home. To facilitate the move, we allocated laptop computers to staff and enhanced our ability to access the network offsite.

•	Liquidity and Capital Resources

•

The Company was well positioned with adequate levels of cash and liquid assets as of September 30, 2020, as well as wholesale borrowing capacity of over $700 million, to cover the lack of payments for COVID-19 loan deferments. At September 30, 2020, the Company’s equity to asset ratio was 8.5% and the Bank’s capital was in excess of regulatory requirements. The Company called $10.5 million of its then-outstanding preferred stock in the third quarter, which included all of its Series C 6.0% and Series F 6.0% preferred stock. The Company issued $5.9 million of Series H 3.5% preferred stock in the third quarter of 2020. Total Series H 3.5% preferred stock issued was $9.0 million at September 30, 2020. In September, 2020 the Board of Directors of the Company, extended the issuance of Series H 3.5% preferred stock program through December 31, 2020. The Company had $4.9 million of common stock repurchases for the first six months of 2020, and the program concluded in May 2020. The Company will continue to monitor the effects of COVID-19 in determining future cash dividends and any requirement for additional capital each quarter.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 31 branch offices in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, three branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;

•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;

•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us;

•	FDIC premiums may increase if the agency experiences additional resolution costs; and

•	civil unrest could occur in the communities that the Company serves.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

	Statements of Income (unaudited) - Three Months Ended,
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020 vs. June 30, 2020	September 30, 2020 vs. September 30, 2019
	(In thousands, except per share amounts)
Interest and dividend income:
Loans, including fees	$27,126	$26,123	$28,860	3.8%	-6.0%
Mortgage-backed securities	393	494	652	-20.4%	-39.7%
Other investment securities	693	246	107	181.7%	547.7%
FHLB stock and other interest earning assets	254	343	1,750	-25.9%	-85.5%

Total interest and dividend income	28,466	27,206	31,369	4.6%	-9.3%

Interest expense:
Deposits:
Demand	1,157	1,562	1,898	-25.9%	-39.0%
Savings and club	113	106	102	6.6%	10.8%
Certificates of deposit	4,531	5,695	6,603	-20.4%	-31.4%

	5,801	7,363	8,603	-21.2%	-32.6%
Borrowings	1,775	1,852	2,006	-4.2%	-11.5%

Total interest expense	7,576	9,215	10,609	-17.8%	-28.6%

Net interest income	20,890	17,991	20,760	16.1%	0.6%
Provision for loan losses	2,726	3,300	900	-17.4%	202.9%

Net interest income after provision for loan losses	18,164	14,691	19,860	23.6%	-8.5%

Non-interest income:
Fees and service charges	875	537	855	62.9%	2.3%
Gain on sales of loans	174	57	89	205.3%	95.5%
Gain on sales of other real estate owned	—	—	124	0.0%	-100.0%
Gain on sale of investment securities	306	40	283	665.0%	8.1%
Gain on sale of premises	4,378	—	—	0.0%	0.0%
BOLI income	385	—	—	0.0%	0.0%
Unrealized gain (loss) on equity investments	778	442	(45)	76.0%	1828.9%
Other	59	32	77	84.4%	-23.4%

Total non-interest income	6,955	1,108	1,383	527.7%	402.9%

Non-interest expense:
Salaries and employee benefits	6,385	5,682	7,294	12.4%	-12.5%
Occupancy and equipment	2,996	2,910	2,647	3.0%	13.2%
Data processing and service fees	937	951	776	-1.5%	20.7%
Professional fees	421	398	368	5.8%	14.4%
Director fees	471	365	356	29.0%	32.3%
Regulatory assessment fees (credits)	311	251	(91)	23.9%	-441.8%
Advertising and promotional	18	26	64	-30.8%	-71.9%
Other real estate owned, net	11	21	(31)	-47.6%	135.5%
Loss from extinguishment of debt	313	—	—	0.0%	0.0%
Other	1,479	1,348	2,269	9.7%	-34.8%

Total non-interest expense	13,342	11,952	13,652	11.6%	-2.3%

Income before income tax provision	11,777	3,847	7,591	206.1%	55.1%
Income tax provision	3,465	1,121	2,359	209.1%	46.9%

Net Income	8,312	2,726	5,232	204.9%	58.9%
Preferred stock dividends	332	341	342	-2.6%	-2.9%

Net Income available to common stockholders	$7,980	$2,385	$4,890	234.6%	63.2%

Net Income per common share-basic and diluted
Basic	$0.47	$0.14	$0.30	235.7%	56.7%

Diluted	$0.47	$0.14	$0.30	235.7%	56.7%

Weighted average number of common shares outstanding
Basic	17,069	17,179	16,468	-0.6%	3.6%

Diluted	17,069	17,183	16,523	-0.7%	3.3%

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

	Statements of Income (unaudited) - Nine Months Ended,
	September 30, 2020	September 30, 2019	September 30, 2020 vs. September 30, 2019
	(In thousands, except per share amounts)
Interest and dividend income:
Loans, including fees	$80,063	$85,727	-6.6%
Mortgage-backed securities	1,450	2,160	-32.9%
Other investment securities	947	432	119.2%
FHLB stock and other interest earning assets	2,631	4,270	-38.4%

Total interest and dividend income	85,091	92,589	-8.1%

Interest expense:
Deposits:
Demand	4,927	5,224	-5.7%
Savings and club	324	325	-0.3%
Certificates of deposit	16,658	18,690	-10.9%

	21,909	24,239	-9.6%
Borrowings	5,523	5,823	-5.2%

Total interest expense	27,432	30,062	-8.7%

Net interest income	57,659	62,527	-7.8%
Provision for loan losses	7,526	2,544	195.8%

Net interest income after provision for loan losses	50,133	59,983	-16.4%

Non-interest income:
Fees and service charges	2,138	2,540	-15.8%
Gain on sales of loans	292	844	-65.4%
Gain on bulk sale of impaired loans held in portfolio	—	107	-100.0%
Gain on sales of other real estate owned	—	177	-100.0%
Gain on sale of investment securities	346	304	13.8%
Gain on sale of premises	4,378	—	0.0%
BOLI income	385	—	0.0%
Unrealized gain on equity investments	780	220	254.5%
Other	427	179	138.5%

Total non-interest income	8,746	4,371	100.1%

Non-interest expense:
Salaries and employee benefits	19,456	21,127	-7.9%
Occupancy and equipment	8,730	7,926	10.1%
Data processing and service fees	2,826	2,228	26.8%
Professional fees	1,289	1,374	-6.2%
Director fees	1,194	990	20.6%
Regulatory assessments	883	783	12.8%
Advertising and promotional	105	260	-59.6%
Other real estate owned, net	58	77	-24.7%
Loss from extinguishment of debt	313	—	0.0%
Other	4,804	6,558	-26.7%

Total non-interest expense	39,658	41,323	-4.0%

Income before income tax provision	19,221	23,031	-16.5%
Income tax provision	5,662	7,121	-20.5%

Net Income	13,559	15,910	-14.8%
Preferred stock dividends	1,014	1,002	1.2%

Net Income available to common stockholders	$12,545	$14,908	-15.9%

Net Income per common share-basic and diluted
Basic	$0.73	$0.91	-19.8%

Diluted	$0.73	$0.91	-19.8%

Weighted average number of common shares outstanding
Basic	17,250	16,320	5.7%

Diluted	17,268	16,369	5.5%

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

Statements of Financial Condition (unaudited)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020 vs. June 30, 2020	September 30, 2020 vs. September 30, 2019
	(In thousands, except share amounts)
ASSETS
Cash and amounts due from depository institutions	$18,938	$18,799	$27,625	0.7%	-31.4%
Interest-earning deposits	141,613	393,450	348,986	-64.0%	-59.4%

Total cash and cash equivalents	160,551	412,249	376,611	-61.1%	-57.4%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	119,643	127,518	98,218	-6.2%	21.8%
Equity investments	14,501	12,683	5,857	14.3%	147.6%
Loans held for sale	1,510	760	3,195	98.7%	-52.7%
Loans receivable, net of allowance for loan losses of $31,760, $28,842, and $24,691 respectively	2,391,990	2,343,593	2,253,699	2.1%	6.1%
Federal Home Loan Bank of New York stock, at cost	13,160	13,529	15,171	-2.7%	-13.3%
Premises and equipment, net	15,968	18,653	20,315	-14.4%	-21.4%
Accrued interest receivable	17,746	16,569	8,959	7.1%	98.1%
Other real estate owned	1,623	1,623	—	0.0%	0.0%
Deferred income taxes	12,184	11,339	13,445	7.5%	-9.4%
Goodwill and other intangibles	5,503	5,519	5,570	-0.3%	-1.2%
Operating lease right-of-use asset	15,798	13,335	13,951	18.5%	13.2%
Bank-owned life insurance (“BOLI”)	60,385	—	—	0.0%	0.0%
Other assets	11,022	8,771	9,773	25.7%	12.8%

Total Assets	$2,842,319	$2,986,876	$2,825,499	-4.8%	0.6%

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest bearing deposits	$395,630	$390,912	$276,235	1.2%	43.2%
Interest bearing deposits	1,877,708	2,051,321	1,987,222	-8.5%	-5.5%

Total deposits	2,273,338	2,442,233	2,263,457	-6.9%	0.4%
FHLB advances	259,600	242,800	275,800	6.9%	-5.9%
Subordinated debentures	36,984	36,926	36,752	0.2%	0.6%
Operating lease liability	16,004	13,521	14,054	18.4%	13.9%
Other liabilities	13,706	10,377	11,717	32.1%	17.0%

Total Liabilities	2,599,632	2,745,857	2,601,780	-5.3%	-0.1%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized	—	—	—	—	—
Additional paid-in capital preferred stock	23,481	27,956	25,016	-16.0%	-6.1%
Common stock: no par value, 40,000,000 shares authorized	—	—	—	—	—
Additional paid-in capital common stock	191,755	191,160	177,253	0.3%	8.2%
Retained earnings	53,742	48,097	45,947	11.7%	17.0%
Accumulated other comprehensive income (loss)	627	724	(2,449)	-13.4%	-125.6%
Treasury stock, at cost	(26,918)	(26,918)	(22,048)	0.0%	22.1%

Total Stockholders’ Equity	242,687	241,019	223,719	0.7%	8.5%

Total Liabilities and Stockholders’ Equity	$2,842,319	$2,986,876	$2,825,499	-4.8%	0.6%

Outstanding common shares	17,081	17,057	16,477	0.1%	3.7%

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

	Three Months Ended September 30,
	2020			2019
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,394,997	$27,126	4.53%	$2,309,703	$28,860	5.00%
Investment Securities	138,736	1,086	3.13%	111,551	759	2.72%
Interest-earning deposits	273,620	254	0.37%	289,080	1,750	2.42%

Total Interest-earning assets	2,807,353	28,466	4.06%	2,710,334	31,369	4.63%
Non-interest-earning assets	94,623			75,904
Total assets	$2,901,976			$2,786,238

Interest-bearing liabilities:
Interest-bearing demand accounts	$498,287	$650	0.52%	$344,439	$661	0.77%
Money market accounts	315,658	508	0.64%	269,775	1,237	1.84%
Savings accounts	283,684	113	0.16%	257,392	102	0.16%
Certificates of Deposit	875,497	4,530	2.07%	1,095,481	6,603	2.41%

Total interest-bearing deposits	1,973,126	5,801	1.18%	1,967,087	8,603	1.75%
Borrowed funds	274,144	1,775	2.59%	298,152	2,006	2.69%

Total interest-bearing liabilities	2,247,270	7,576	1.35%	2,265,239	10,609	1.87%
Non-interest-bearing liabilities	418,184			299,230

Total liabilities	2,665,454			2,564,469
Stockholders’ equity	236,522			221,769

Total liabilities and stockholders’ equity	$2,901,976			$2,786,238

Net interest income		$20,890			$20,760

Net interest rate spread(1)			2.71%			2.76%

Net interest margin(2)			2.98%			3.06%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

	Nine Months Ended September 30,
	2020			2019
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,285,854	$80,063	4.67%	$2,318,047	$85,727	4.93%
Investment Securities	115,910	2,397	2.76%	120,560	2,592	2.87%
Interest-earning deposits	480,221	2,631	0.73%	220,318	4,270	2.58%

Total Interest-earning assets	2,881,985	85,091	3.94%	2,658,925	92,589	4.64%
Non-interest-earning assets	68,397			72,718
Total assets	$2,950,382			$2,731,643

Interest-bearing liabilities:
Interest-bearing demand accounts	$457,546	$2,305	0.67%	$342,515	$1,913	0.74%
Money market accounts	321,453	2,623	1.09%	253,593	3,311	1.74%
Savings accounts	270,948	324	0.16%	259,093	325	0.17%
Certificates of Deposit	1,007,796	16,657	2.20%	1,079,090	18,690	2.31%

Total interest-bearing deposits	2,057,743	21,909	1.42%	1,934,291	24,239	1.67%
Borrowed funds	281,574	5,523	2.62%	288,399	5,823	2.69%

Total interest-bearing liabilities	2,339,317	27,432	1.56%	2,222,690	30,062	1.80%
Non-interest-bearing liabilities	372,976			293,557

Total liabilities	2,712,293			2,516,247
Stockholders’ equity	238,089			215,396

Total liabilities and stockholders’ equity	$2,950,382			$2,731,643

Net interest income		$57,659			$62,527

Net interest rate spread(1)			2.38%			2.84%

Net interest margin(2)			2.67%			3.14%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

	Financial Condition data by quarter
	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
	(In thousands, except tangible book value)
Total assets	$2,842,319	$2,986,876	$2,942,003	$2,907,468	$2,825,499
Cash and cash equivalents	160,551	412,249	595,186	550,353	376,611
Securities	134,144	140,201	97,009	94,113	104,075
Loans receivable, net	2,391,990	2,343,593	2,164,057	2,178,407	2,253,699
Deposits	2,273,338	2,442,233	2,375,721	2,362,063	2,263,457
Borrowings	296,584	279,726	299,668	282,610	312,552
Stockholders’ equity	242,687	241,019	240,638	239,473	223,719
Book value per common share[1]	$14.21	$14.13	$13.82	$13.67	$13.58
Tangible book value per common share[2]	$12.53	$12.18	$12.09	$11.94	$11.72

	Operating data by quarter
	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
	(In thousands, except for per share amounts)
Net interest income	$20,890	$17,991	$18,778	$20,077	$20,760
Provision (credit) for loan losses	2,726	3,300	1,500	(475)	900
Non-interest income	6,955	1,108	683	1,020	1,383
Non-interest expense	13,342	11,952	14,364	14,260	13,652
Income tax expense	3,465	1,121	1,076	2,188	2,359

Net income	$8,312	$2,726	$2,521	$5,124	$5,232

Net income per diluted share	$0.47	$0.14	$0.12	$0.29	$0.30

Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios[3]
	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Return on average assets	1.15%	0.36%	0.34%	0.72%	0.75%
Return on average stockholder’s equity	14.06%	4.57%	4.21%	9.12%	9.44%
Net interest margin	2.98%	2.45%	2.63%	2.88%	3.06%
Stockholder’s equity to total assets	8.54%	8.07%	8.18%	8.24%	7.92%
Efficiency Ratio[4]	47.92%	62.58%	73.81%	67.59%	61.65%

	Asset Quality Ratios
	(In thousands, except for ratio %)
	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Non-Accrual Loans	$7,151	$4,495	$4,362	$4,160	$5,074
Non-Accrual Loans as a % of Total Loans	0.29%	0.19%	0.20%	0.19%	0.22%
ALLL as % of Non-Accrual Loans	444.13%	641.65%	585.37%	570.53%	486.62%
Impaired Loans	31,318	26,839	23,022	26,912	30,856
Classified Loans	18,138	13,584	9,882	13,483	15,998

(1)	Calculated by dividing stockholders’ equity to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

	Recorded Investment in Loans Receivable by quarter
	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
	(In thousands)
Residential one-to-four family	$241,796	$247,471	$268,137	$248,381	$252,971
Commercial and multi-family	1,677,668	1,643,954	1,577,816	1,606,976	1,668,982
Construction	134,769	111,463	101,692	104,996	131,697
Commercial business	311,204	309,284	177,146	177,642	161,649
Home equity	60,973	63,481	64,857	64,638	63,645
Consumer	770	603	1,029	682	728

	$2,427,180	$2,376,256	$2,190,677	$2,203,315	$2,279,672
Less:
Deferred loan fees, net	(3,430)	(3,821)	(1,086)	(1,174)	(1,282)
Allowance for loan loss	(31,760)	(28,842)	(25,534)	(23,734)	(24,691)

Total loans, net	$2,391,990	$2,343,593	$2,164,057	$2,178,407	$2,253,699

	Non-Accruing Loans in Portfolio by quarter
	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
	(In thousands)
Originated loans:
Residential one-to-four family	$847	$788	$788	$590	$814
Commercial and multi-family	457	218	218	761	1,584
Commercial business	3,252	1,129	1,189	1,428	887
Home equity	604	608	294	347	350

Sub-total:	$5,160	$2,743	$2,489	$3,126	$3,635

Acquired loans initially recorded at fair value:
Residential one-to-four family	$565	$544	$602	$291	$1,046
Commercial and multi-family	979	631	758	217	—
Commercial business	378	513	513	513	378
Home equity	69	64	—	13	15

Sub-total:	$1,991	$1,752	$1,873	$1,034	$1,439
Total:	$7,151	$4,495	$4,362	$4,160	$5,074

BCBP Reports Third Quarter 2020 Earnings

October 21, 2020

	Distribution of Deposits by quarter
	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
	(In thousands)
Demand:
Non-Interest Bearing	$395,630	$390,912	$293,174	$271,702	$276,203
Interest Bearing	504,863	472,064	428,683	394,074	344,385
Money Market	311,074	319,113	321,973	305,790	272,139

Sub-total:	$1,211,567	$1,182,089	$1,043,830	$971,566	$892,727
Savings and Club	287,513	275,567	260,291	260,545	256,531
Certificates of Deposit	774,258	984,577	1,071,600	1,129,952	1,114,199

Total Deposits:	$2,273,338	$2,442,233	$2,375,721	$2,362,063	$2,263,457

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter
	Tangible Book Value per Share
	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$242,687	$241,019	$240,638	$239,473	$223,719
Less: goodwill	5,253	5,253	5,253	5,253	5,570
Less: preferred stock	23,481	27,956	24,876	25,016	25,016
Total tangible common stockholders’ equity	213,953	207,810	210,509	209,204	193,133
Shares common shares outstanding	17,081	17,057	17,407	17,517	16,477
Book value per common share	$14.21	$14.13	$13.82	$13.67	$13.58

Tangible book value per common share	$12.53	$12.18	$12.09	$11.94	$11.72

	Efficiency Ratios
	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
	(In thousands, except for ratio %)
Net interest income	$20,890	$17,991	$18,778	$20,077	$20,760
Non-interest income	6,955	1,108	683	1,020	1,383
Total income	27,845	19,099	19,461	21,097	22,143
Non-interest expense	13,342	11,952	14,364	14,260	13,652

Efficiency Ratio	47.92%	62.58%	73.81%	67.59%	61.65%

Transmitted on Globe Newswire on October 21, 2020 at 4:15 p.m. Eastern Daylight Time.